Exhibit 99.1

Golden State Vintners Announces Receipt of Proposals to Acquire

All of Its Outstanding Capital Stock

NAPA, California—February 24, 2004—Golden State Vintners, Inc. (the “Company”) (NASDAQ/NM:VINT) today announced that it has received two acquisition proposals to acquire the Company, including one from a group of existing stockholders which includes Jeffrey B. O’Neill, the Company’s CEO and member of the Board of Directors.

The Board of Directors, through a Special Committee of the Board of Directors, has been in discussions with the potential acquirers concerning their respective proposals and will continue to evaluate the proposals, as well as other alternatives available to the Company, in consultation with the Company’s legal and financial advisors.

The Special Committee will continue to discuss and evaluate the proposals but has not  made any determination with respect to the advisability or likelihood of completing  either proposal or whether any form of acquisition transaction is in the best interest of the Company’s stockholders.  There can be no assurance that either acquisition proposal will develop into a firm offer for the acquisition of the Company, or if such a transaction will be completed at all.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California’s major branded wineries and to a number of international wineries. The combination of GSV’s extensive vineyard holdings and five strategically located facilities has enabled the Company to become one of California’s lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV’s five facilities are located in Fresno, Reedley, Cutler, Monterey and American Canyon. GSV is also a supplier of high-speed packaging solutions to major branded marketers of ready to drink beverages. Golden State Vintners is headquartered in Napa, California and is a publicly held company.

Except for historical information set forth in this press release, the information set forth herein contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby. Due to a number of factors, including changing business and market conditions, adverse developments in the Company’s business, termination of one or both potential acquirers’ interest in the Company, regulatory approval processes, and a variety of other factors, the achievement of forward-looking statements such as the completion of any potential sale of the Company or the terms or valuation of such a transaction, contained in this press release is subject to risks and uncertainties. In that regard, actual results could vary materially from those projected. For further details and a discussion of these risks and uncertainties, see Golden State Vintners’ SEC filings, including its most recent Form

10-Q and Form 10-K.

CONTACT: Golden State Vintners, Inc.

John Kelleher, 707/254-4900

jkelleher@gsvwine.com

or

FD Morgen-Walke

Jim Byers, 415/439-4504 (Investors)

Christopher Katis, 415/439-4518 (Media)

SOURCE: Golden State Vintners